Exhibit 99.1

Former U.S. Senator Joseph Manchin III Joins Board of Directors of Ramaco Resources Inc.

Lexington, KY – April 21, 2025 – Ramaco Resources, Inc. (Nasdaq: METC, METCB), a leading producer of metallurgical coal and critical minerals, today announced that former U.S. Senator Joseph Manchin III has been appointed an independent member to its Board of Directors effective April 18, 2025.

Senator Manchin brings decades of national leadership in energy policy and economic development to Ramaco and a deep understanding of the issues facing the U.S. coal industry. As a former West Virginia Governor, Secretary of State and United States Senator as well as past chairman of the Senate Energy and Natural Resources Committee, he has been a steadfast advocate for metallurgical coal and the wider U.S. mining industry. He also served as a member of the Senate Appropriations and Armed Services Committees.

As Ramaco advances its rare earth element development in Wyoming, Manchin’s experience in national defense and critical mineral supply chains brings valuable strategic advice and guidance. Manchin has worked for decades to ensure the development of domestic critical mineral resources, safeguarding America’s economic and national security needs.

Randall Atkins, Chairman and CEO said, “We are deeply honored to welcome Senator Manchin to our board. He’s been a champion for securing America’s energy and industrial future and has a deep understanding of the issues facing the met coal industry. As one of both West Virginia and our nation’s most prominent leaders he will bring unparalleled experience and insight into the issues which face our business and our nation. And as we expand our role in developing the urgently needed domestic sourced minerals critical to our national security, his knowledge of policy and national supply chain priorities will be invaluable.”

Senator Manchin said, “Growing up in Farmington, West Virginia, I saw firsthand how coal shaped communities and powered our nation. Ramaco’s work—both in producing metallurgical coal and advancing critical mineral development—reflects that same spirit of hard work, innovation, and national pride. As America looks to strengthen its supply chains and secure its future, I’m proud to support a company that’s investing in our people, our resources, and our resilience. It’s an honor to join friends and fellow West Virginians in this mission.”

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Point of Contact:
INVESTOR RELATIONS: info@ramacometc.com or 859-244-7455